[Exhibit 2.2]

                      REPURCHASE AGREEMENT
                      --------------------

This Agreement made this 30th day of December, 2003.

BETWEEN:

                  AMERICAN BUSING CORPORATION,
     a body corporate registered in the State of Nevada, USA
                      (herein "Purchaser")

                                                OF THE FIRST PART

                               AND

                         EDMOND FORISTER
         an individual residing in Scottsdale, Arizona.
                        (herein "Vendor")

                                              OF THE SECOND PART.


     WHEREAS the Purchaser owns 8,500,000 shares of the Purchaser and does not desire to be director of American Busing Corporation due to family and other important commitments;

     AND WHEREAS the Purchaser acknowledges and agrees to repurchase the 8,500,000 shares of the Purchasers common stock owned by the Vendor, and the Vendor agrees to the cancellation of all outstanding loans made by Vendor to the Purchaser, in consideration for Purchaser's payment of $21,250 to Vendor;

     AND WHEREAS the transaction contemplated by this Agreement, and the parties hereto, are subject to the provisions of a Stock
Purchase and Reorganization Agreement, dated as of even date herewith (the "Reorganization Agreement")

     THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreement, warranties and payments herein set forth and provided for, the parties hereto respectively covenant and agree as follows:

1.0  Repurchase

     1.1 That both parties agree that the Purchaser shall pay to the Vendor $21,250 for the repurchase of the 8,500,000 shares held by the Vendor in the Purchaser and the cancellation of the Vendor's shareholders loans;

     1.2 That a condition precedent to the closing of this Agreement shall be the closing of the Reorganization Agreement and the transfer of all monies contemplated in the transactions and agreements referred to in the Reorganization Agreement.

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2.0  Representations and Warranties

2.1       That the said shares are free of all liens and encumbrances and have not been hypothecated in any way.


3.0  Notice

     American Busing Corporation
     6075 S. Eastern Avenue
     Suite 1, Las Vegas, Nevada
     89119-3146

     Edmond Forister
     23518 North 78th Street
     Scottsdale, Arizona
     85255


4.0  Governing Law

4.1 That this Agreement shall be governed in accordance with the laws of the State of Arizona;

                                 American Busing Corporation


                                 Per:  /s/Edmond Forister
                                     -------------------------------
                                       Authorized Officer


Signed, Sealed and Delivered
in the presence of :

-----------------------------        /s/ Edmond Forister
Witness                          -----------------------------------
                                 Edmond Forister




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